AMENDMENT NO. 3 TO EKLUTNA POWER PURCHASE AGREEMENT

This AMENDMENT NO. 3 TO EKLUTNA POWER PURCHASE AGREEMENT, dated as of the 9th day of July, 2020 (this “Eklutna PPA Amendment”), is made and entered into by and between (i) CHUGACH ELECTRIC ASSOCIATION, INC., an Alaska not-for-profit electric cooperative corporation (“Purchaser”), and (ii) the MUNICIPALITY OF ANCHORAGE, a political subdivision organized under the laws of the State of Alaska (“Seller”). Purchaser and Seller are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Purchaser and Seller entered into that certain Eklutna Power Purchase Agreement dated as of December 28, 2018 (the “Eklutna PPA”);

WHEREAS, the Regulatory Commission of Alaska on May 28, 2020 issued Order No. U-18-102(44)/ U-19-020(39)/ U-19-021(39), Order Accepting Stipulation in Part, Subject to Conditions; Transferring and Issuing Certificates of Public Convenience and Necessity, Subject to Conditions; Addressing Beluga River Unit Management, Gas Transfer Prices, and Third Party Sales Gas Pricing; and Requiring Filings (the “Final Order”);

WHEREAS, Section 15.7 of the Eklutna PPA provides that Purchaser and Seller may amend the Eklutna PPA upon the execution and delivery of a written agreement executed by each Party; and

NOW, THEREFORE, pursuant to Section 15.7 of the Eklutna PPA, Section III.E of the Stipulation (as defined in Exhibit A as amended pursuant to this Eklutna PPA Amendment), and the Final Order, and in consideration for the premises and agreements in the Stipulation and as hereinafter set forth, the Parties, intending to be legally bound, agree as follows:

1.Revision to Section 8.2.  Section 8.2 of the Eklutna PPA is hereby amended by the addition of a new subsection (C) reading in its entirety as follows:

(C)If (i) Seller has not, on or before the fifth anniversary of the Closing (as defined in the Asset Purchase Agreement) (the “Expenditure Deadline”), received an appropriation of funds from the Assembly of Seller in the amount of $15 million for purposes of the planning, permitting, design, and construction (including any required demolition of existing structures) of the Alaska Center for Treatment, all as provided in Section III.E of the Stipulation (such purposes, the “Required Use”), or such appropriation ceases, at any time prior to the expenditure by Seller of the full amount of such $15 million for the Required Use, to remain in full force and effect, (ii) such funds have not, on or before the Expenditure Deadline, been deposited into a dedicated fund for use only for the Required Use, or any such funds (other than any of such funds that have been expended for the Required Use) cease, at any time prior to the expenditure by Seller of the full amount of such $15 million for the Required Use,

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Amendment No. 3 to Eklutna PPA

dated as of December 28, 2018 between

Municipality of Anchorage and Chugach Electric Association, Inc.

to remain in such dedicated fund, (iii) one or more contracts requiring payment by Seller of the entire unexpended amount of such funds for the Required Use has not, on or before the Expenditure Deadline, been awarded by Seller pursuant to Title 7 of Anchorage Municipal Code, or (iv) Seller has not, on or before the Expenditure Deadline, become, or Seller ceases, at any time prior to the expenditure by Seller of the full amount of such $15 million for the Required Use, to remain, a party to such contract or contracts, then Purchaser shall offset against any amounts due to Seller under this PPA any portion of such $15 million amount that has not been spent by Seller for the Required Use.

2.Revision to Section 15.3. Section 15.3 of the Eklutna PPA is hereby deleted in its entirety and replaced as follows:

Section 15.3. Compliance with Laws. Each Party shall at all times comply with all Applicable Laws; provided,  however, that any non-compliance with Applicable Law that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business or financial condition of the Party or its ability to fulfill its commitments hereunder shall not be deemed to be a breach of this PPA. Each Party shall promptly disclose to the other any material violation of any Applicable Laws arising out of or in connection with the Facility and this PPA.

3.Revision to Section 15.11. Section 15.11 of the Eklutna PPA is hereby amended to delete in its entirety the sentence that was added at the end thereof by Section 1 of Amendment No. 1 to the Eklutna PPA, dated as of September 27, 2019.

4.Amendment of Exhibit A.  Exhibit A to the Eklutna PPA is hereby amended to add the following new defined terms:

“Expenditure Deadline” has the meaning set forth in Section 8.2(C).

“Stipulation” means the Stipulation Resolving All Issues entered into by and among Seller, Purchaser, Providence Health & Services, the Federal Executive Agencies, MEA, Homer Electric Association, Inc., Alaska Energy Authority, and ENSTAR Natural Gas Company, a Division of SEMCO Energy, Inc. dated October 25, 2019, and accepted and approved, subject to conditions, by the RCA on May 28, 2020 in the Final Order.

“Required Use” has the meaning set forth in Section 8.2(C).

5.Effective Date and Incorporation of Terms of Eklutna PPA.  This Amendment shall be deemed effective as of the Effective Date as defined in Exhibit A to the Eklutna PPA and, without in any way limiting the effect of the amendment set forth in Section 1 of this Amendment, shall be subject to all the terms and conditions of the Eklutna PPA.

6.Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same

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Amendment No. 3 to Eklutna PPA

dated as of December 28, 2018 between

Municipality of Anchorage and Chugach Electric Association, Inc.

agreement.  A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

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Amendment No. 3 to Eklutna PPA

dated as of December 28, 2018 between

Municipality of Anchorage and Chugach Electric Association, Inc.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers and officials thereunto duly authorized.

MUNICIPALITY OF ANCHORAGE, ALASKA

By	/s/ William D. Falsey
Name:	William D. Falsey
Title:	Municipal Manager
CHUGACH ELECTRIC ASSOCIATION, INC.

By	/s/ Lee D. Thibert
Name:	Lee D. Thibert
Title:	Chief Executive Officer

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Amendment No. 3 to Eklutna PPA

dated as of December 28, 2018 between

Municipality of Anchorage and Chugach Electric Association, Inc.